Exhibit 99.1

PRESS RELEASE

Corporate Headquarters

100 N. Sepulveda Blvd.

Suite 1050

El Segundo, CA 90245

www.cbre.com

FOR IMMEDIATE RELEASE

For further information:

Kenneth Kay	Steve Iaco	Shelley Young
Sr. Executive Vice President and	Sr. Managing Director of	Director of
Chief Financial Officer	Corporate Communications	Investor Relations
310.606.4706	212.984.6535	212.984.8359

CB RICHARD ELLIS GROUP, INC. REPORTS EARNINGS PER SHARE

UP 59% FOR THE FIRST QUARTER OF 2007

Los Angeles, CA — May 1, 2007 — CB Richard Ellis Group, Inc. (NYSE:CBG) today reported revenue of $1.2 billion for the first quarter of 2007, an increase of 61.6% over the first quarter of 2006, and diluted earnings per share of $0.05 for the first quarter of 2007, compared with $0.16 for the same quarter last year.  Excluding one-time charges1, first quarter 2007 diluted earnings per share was $0.27, an increase of 58.8% from the $0.17 earned in the first quarter of 2006, despite the $28.0 million increase in interest expense that was driven by the debt incurred to finance the Trammell Crow Company acquisition at the end of 2006 and the exclusion of $8.5 million of gains from Development Services in the first quarter of 2007, the recognition of which was impacted by purchase accounting.

First Quarter Highlights

For the first quarter of 2007, the Company generated revenue of $1.2 billion, up 61.6% over the $751.3 million posted in the first quarter of 2006.  The Company reported net income of $12.0 million, or $0.05 per diluted share, in the first quarter of 2007 compared with net income of $36.9 million, or $0.16 per diluted share, in the first quarter of 2006.

Excluding one-time items, the Company would have earned net income(2) of $65.0 million, or $0.27 per diluted share, in the first quarter of 2007, an increase of 62.2% and 58.8%, respectively, compared with net income of $40.1 million, or $0.17 per diluted share, in the first quarter of 2006.

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)(3) totaled $84.3 million for the first quarter of 2007, an increase of $1.6 million, or 2.0%, from the same quarter last year despite the inclusion of $77.6(4) million of acquisition-related expenses.

The Company’s first quarter results continue to reflect strong performance across virtually all business lines and geographies, as well as contributions from acquisitions.  Of the 61.6% revenue growth, over one-half was organic with the remainder attributable to acquisitions completed in 2006, particularly the acquisition of Trammell Crow Company in December 2006. This marks the 18th straight quarter of double-digit year-over-year organic revenue growth.  The growth was fueled by overall strength in investment management, Europe and Asia Pacific, capital markets in the Americas, and property and facilities management operations.

The integration of Trammell Crow Company is going extremely well and is ahead of schedule with regard to timing and attainment of synergy savings, which are now expected to exceed the Company’s initial targets.

In January 2007, the Company sold Trammell Crow Company’s approximately 19% ownership interest in Savills, plc, a real estate provider in the United Kingdom.  This sale resulted in a non-cash, pre-tax loss of $34.9 million in the first quarter of 2007, which was largely driven by stock price depreciation at the date of sale as compared to December 31, 2006 when the investment was marked to market.  The pre-tax proceeds from this sale, net of selling expenses, of approximately $311.0 million has been used to reduce net indebtedness.

Management’s Commentary

“For the past 18 quarters, the Company has been the acknowledged market leader in most major business centers worldwide,” said Brett White, President and Chief Executive Officer of CB Richard Ellis.  “This dominant geographic footprint coupled with the industry’s most extensive offering of client services and business lines, has allowed us to leverage a favorable global marketplace into exceptionally strong financial growth.  The first quarter of 2007 was no exception to this long term trend.  In addition, we are just now beginning to experience the revenue synergy of the Trammell Crow Company integration, which is translating into the acquisition of significant new corporate services clientele.

“Our first quarter results were bolstered by extremely strong growth in EMEA, Asia Pacific and the growth and timing of our Global Investment Management revenues, most notably the recognition of certain carried interests.  Based upon these factors and the continuing favorable global marketplace for our services, our bias for full year 2007 results is at the upper end of our previously discussed earnings guidance range.”

First-Quarter Segment Highlights

Americas Region

First quarter revenue for the Americas region, including the U.S., Canada, Mexico and Latin America, increased 60.5% to $791.9 million, compared with $493.3 million for the first quarter of 2006.  Approximately one-fifth of the improvement was due to organic growth, while the remainder of the revenue increase was driven by acquisitions, particularly the Trammell Crow Company acquisition.  The organic growth reflects increased sales activity as well as higher appraisal/valuation, mortgage brokerage and property and facilities management fees as the Company increased services provided to existing clients, while also growing market share.

Operating income for the Americas region totaled $21.6 million for the first quarter of 2007, compared with $43.5 million for the first quarter of 2006.  Excluding the impact of one-time items, operating income for the Americas region would have been $74.5 million for the first quarter of 2007, an increase of $30.2 million, or 68.0%, as compared to $44.3 million for the first quarter of last year.  The Americas region’s EBITDA totaled $7.1 million for the first quarter of 2007, a decrease of $47.4 million from last year’s first quarter due to the inclusion of $77.1 million of acquisition-related expenses.

EMEA Region

Revenue for the EMEA region, mainly consisting of operations in Europe, increased 36.8% to $225.4 million for the first quarter of 2007, compared with $164.7 million for the first quarter of 2006.  Over three-fourths of the increase was organic, with the remainder attributable to acquisitions completed in 2006.  The organic growth was primarily driven by very strong performance in the United Kingdom, France, Spain and Germany.

Operating income for the EMEA segment totaled $33.6 million for the first quarter of 2007, compared with $14.0 million for the same period last year.   Excluding the impact of one-time items, operating income for the EMEA region would have been $34.2 million for the first quarter of 2007, an increase of $16.5 million, or 93.0%, from the first quarter of last year.  EBITDA for the EMEA region totaled $36.8 million for the first quarter of 2007, an increase of $17.4 million, or 89.4%, from last year’s first quarter.

Asia Pacific Region

In the Asia Pacific region, which includes operations in Asia, Australia and New Zealand, revenue totaled $94.0 million for the first quarter of 2007, a 49.6% increase from $62.8 million for the first quarter of 2006.  This revenue increase was largely organic and was primarily driven by improved performance in Australia, Singapore and Japan.

Operating income for the Asia Pacific segment improved significantly to $9.9 million for the first quarter of 2007 compared to $0.7 million for the same period last year.  EBITDA for the Asia Pacific segment totaled $9.5 million for the first quarter of 2007, an increase of $7.4 million, or 352.7%, from last year’s first quarter.

The Asia Pacific segment did not incur any one-time costs in the current or prior year quarter.

Global Investment Management Business

In the Global Investment Management segment, which consists of investment management operations in the U.S., Europe and Asia, revenue totaled $85.6 million for the first quarter of 2007, a 181.6% increase from the $30.4 million recorded in the first quarter of 2006.  This increase was mainly due to higher carried interest revenue earned as well as increased asset management fees in the U.S. and the U.K.  Assets under management grew to $30.6 billion as of the end of the first quarter, up $2.0 billion, or 7.0%, from year-end 2006.

This segment reported operating income of $38.7 million for the first quarter of 2007, compared with operating income of $1.4 million for the same period last year.  EBITDA for this segment totaled $38.9 million for the first quarter of 2007, an increase of $32.3 million, or 489.8%, from last year’s first quarter.  The improved performance was mainly attributable to the aforementioned increase in carried interest revenue and asset management fees.  As compared with the prior year first quarter, revenue recognized from funds liquidating (carried interest revenue) increased by $41.5 million; however, it was partially offset by $7.3 million of higher incentive compensation expense recognized for dedicated executives and team leaders associated with this segment’s carried interest programs.

For the first quarter of 2007, the Company recorded a total of $16.7 million of incentive compensation expense related to carried interest revenue, only $12.3 million of which pertained to revenue recognized during the first quarter of 2007 with the remainder relating to future periods’ revenue.  Revenues associated with these expenses cannot be recognized until certain contractual hurdles are met.  The Company expects that it will recognize income from funds liquidating in future quarters that will more than offset the additional $4.4 million of incentive compensation expense recognized.

The Global Investment Management segment did not incur any one-time costs in the current or prior year quarter.

Development Services

The Development Services segment consists of real estate development and investment activities primarily in the U.S. acquired with the Trammell Crow Company on December 20, 2006.  Revenue for this segment totaled $17.1 million for the first quarter of 2007.

This segment generated an operating loss of $10.7 million for the first quarter of 2007.  Excluding the impact of one-time items, the operating loss would have been $9.5 million.  EBITDA for this segment was a loss of $8.0 million for the first quarter of 2007.  The losses incurred in this segment were largely a result of purchase accounting for the Trammell Crow Company acquisition, which dictates the write-up of assets to fair value upon acquisition, thereby eliminating any gains in the near term.  Excluding the impact of purchase accounting, the Company’s earnings would have increased by approximately $8.5 million from net gains on real estate sold during the first quarter of 2007.

Development projects in process as of March 31, 2007 totaled $5.5 billion, a slight increase from year-end 2006. The inventory of pipeline deals as of March 31, 2007 stood at $2.9 billion.  The combined total of $8.4 billion of in-process and pipeline activity remains consistent with the strong levels at year-end 2006.

The Company’s first-quarter earnings conference call will be held on Wednesday, May 2, 2007 at 10:30 a.m. Eastern Daylight Time (EDT).  A live webcast will be accessible through the Investor Relations section of the Company’s Web site at www.cbre.com.

The direct dial-in number for the conference call is 877-260-8899 for U.S. callers and 612-332-1025 for international callers.  A replay of the call will be available starting at 2:00 p.m. EDT on May 2, 2007 and ending at midnight EDT on May 16, 2007. The dial-in number for the replay is 800-475-6701 (U.S. callers) and 320-365-3844 (for international callers).  The access code for the replay is 871538.  A transcript of the call will be available on the Company’s Investor Relations Web site.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), an S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2006 revenue). With over 24,000 employees, the Company serves real estate owners, investors and occupiers through more than 300 offices worldwide (excluding affiliate and partner offices). CB Richard Ellis offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting.  In 2007, BusinessWeek named CB Richard Ellis one of the 50 “best in class” companies across all industries.  Please visit our Web site at www.cbre.com.

Note:  This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our growth momentum in 2007, future operations and future financial performance.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.   Factors that could cause results to differ materially include, but are not limited to: commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; realization of values in investment funds to offset related incentive compensation expense; any general economic recession domestically or internationally; general conditions of financial liquidity for real estate transactions, including the growth in cross-border capital flows; our ability to leverage our platform to sustain revenue growth; our ability to retain and incentivize producers; our levels of borrowing; and the integration of our acquisitions (in particular, the Trammell Crow Company).

Additional information concerning factors that may influence CB Richard Ellis Group, Inc.’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2006, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained off the Company’s Web site at www.cbre.com or upon request from the CB Richard Ellis Investor Relations Department at investorrelations@cbre.com.

1 One-time charges include amortization expense related to net revenue backlog, incentive fees and customer relationships resulting from acquisitions, merger-related charges, integration costs related to acquisitions and the loss on sale of trading securities acquired in the Trammell Crow Company acquisition.

2A reconciliation of net income to net income, as adjusted for one-time items, is provided in the exhibits to this release.

3The Company’s management believes that EBITDA is useful in evaluating its performance compared to that of other companies in its industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance.  As a result, the Company’s management uses EBITDA as a measure to evaluate the performance of various business lines and for other discretionary purposes, including as a significant component when measuring its performance under its employee incentive programs.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles (GAAP), and when analyzing the Company’s operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income determined in accordance with GAAP.  Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies.  Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.  The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in the Company’s debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and the Company’s ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA with the most comparable financial measures calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

4Includes the loss on sale of trading securities acquired in the Trammell Crow Company acquisition of $33.6 million, merger-related charges associated with the Trammell Crow Company acquisition of $31.9 million and integration costs related to acquisitions of $12.1 million, the majority of which related to the Trammell Crow Company acquisition.

CB RICHARD ELLIS GROUP, INC.
OPERATING RESULTS
FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006
(Dollars in thousands, except share data)
(Unaudited)

	Three Months Ended March 31,
	2007	2006

Revenue(1)	$1,213,961	$751,272

Costs and expenses:
Cost of services(1)	649,673	411,626
Operating, administrative and other	411,937	265,161
Depreciation and amortization	27,368	14,930
Merger-related charges	31,855	—

Operating income	93,128	59,555
Equity income from unconsolidated subsidiaries	4,249	8,413
Minority interest expense	2,900	229
Other loss	37,534	—
Interest income	7,013	3,590
Interest expense	41,982	13,935

Income before provision for income taxes	21,974	57,394
Provision for income taxes	9,997	20,484

Net income	$11,977	$36,910

Basic income per share	$0.05	$0.16

Weighted average shares outstanding for basic income per share	229,663,454	225,559,521

Diluted income per share	$0.05	$0.16

Weighted average shares outstanding for diluted income per share	236,932,240	232,948,764

EBITDA	$84,311	$82,669

(1)        Pursuant to Emerging Issues Task Force (EITF) 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out of Pocket’ Expenses Incurred,” and EITF 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent,” the Company’s management concluded that certain reimbursements (primarily salaries and related costs) related to its facilities and property management operations were more appropriately accounted for on a grossed up basis versus a net expense basis.  Accordingly, the Company’s management reclassified such reimbursements from cost of services to revenue for the three months ended March 31, 2006 to be consistent with the presentation for the three months ended March 31, 2007.  These reimbursements totaled $71.2 million for the three months ended March 31, 2006.   This reclassification had no impact on operating income, EBITDA, net income or earnings per share.

CB RICHARD ELLIS GROUP, INC.
SEGMENT RESULTS
FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Americas
Revenue(1)	$791,885	$493,337
Costs and expenses:
Cost of services(1)	480,892	280,728
Operating, administrative and other	238,448	161,293
Depreciation and amortization	19,071	7,846
Merger-related charges	31,855	—
Operating income	$21,619	$43,470
EBITDA	$7,149	$54,554

EMEA
Revenue(1)	$225,353	$164,724
Costs and expenses:
Cost of services(1)	119,597	92,889
Operating, administrative and other	69,171	52,151
Depreciation and amortization	2,949	5,658
Operating income	$33,636	$14,026
EBITDA	$36,766	$19,416

Asia Pacific
Revenue(1)	$94,002	$62,818
Costs and expenses:
Cost of services(1)	49,184	38,009
Operating, administrative and other	33,450	23,172
Depreciation and amortization	1,432	929
Operating income	$9,936	$708
EBITDA	$9,498	$2,098

Global Investment Management
Revenue	$85,590	$30,393
Costs and expenses:
Operating, administrative and other	46,303	28,545
Depreciation and amortization	620	497
Operating income	$38,667	$1,351
EBITDA	$38,934	$6,601

Development Services
Revenue	$17,131	$—
Costs and expenses:
Operating, administrative and other	24,565	—
Depreciation and amortization	3,296	—
Operating loss	$(10,730)	$—
EBITDA	$(8,036)	$—

(1)          Pursuant to Emerging Issues Task Force (EITF) 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out of Pocket’ Expenses Incurred,” and EITF 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent,” the Company’s management concluded that certain reimbursements (primarily salaries and related costs) related to its facilities and property management operations were more appropriately accounted for on a grossed up basis versus a net expense basis.  Accordingly, the Company’s management reclassified such reimbursements from cost of services to revenue for the three months ended March 31, 2006 to be consistent with the presentation for the three months ended March 31, 2007.  This reclassification had no impact on operating income, EBITDA, net income or earnings per share.

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income, as adjusted for one-time items

(ii)                                  Diluted earnings per share, as adjusted for one-time items

(iii)                               EBITDA

(iv)                              Operating income (loss), as adjusted for one-time items

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of one-time items in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of one-time items that may obscure trends in the underlying performance of its business.

Net income, as adjusted for one-time items and diluted earnings per share, as adjusted for one-time items are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended March 31,
	2007	2006

Net income	$11,977	$36,910
Amortization expense related to net revenue backlog, incentive fees and customer relationships acquired, net of tax	6,401	2,238
Integration costs related to acquisitions, net of tax	7,274	928
Loss on sale of trading securities acquired in the Trammell Crow Company acquisition, net of tax	20,231	—
Merger-related charges, net of tax	19,113	—
Net income, as adjusted	$64,996	$40,076

Diluted income per share, as adjusted	$0.27	$0.17

Weighted average shares outstanding for diluted income per share, as adjusted	236,932,240	232,948,764

EBITDA for the Company is calculated as follows (dollars in thousands):

	Three Months Ended March 31,
	2007	2006

Net income	$11,977	$36,910
Add:
Depreciation and amortization	27,368	14,930
Interest expense	41,982	13,935
Provision for income taxes	9,997	20,484
Less:
Interest income	7,013	3,590

EBITDA	$84,311	$82,669

Operating income (loss), as adjusted for one-time items is calculated as follows (dollars in thousands):

	Three Months Ended March 31,
	2007	2006

Americas

Operating income	$21,619	$43,470
Amortization expense related to net revenue backlog and customer relationships acquired	9,428	—
Integration costs related to acquisitions	11,599	868
Merger-related charges	31,855	—

Operating income, as adjusted	$74,501	$44,338

EMEA

Operating income	$33,636	$14,026
Amortization expense related to net revenue backlog acquired	—	3,174
Integration costs related to acquisitions	524	495

Operating income, as adjusted	$34,160	$17,695

Asia Pacific

The Asia Pacific segment did not incur any one-time costs associated with acquisitions in the current or prior year period.

Global Investment Management

The Global Investment Management segment did not incur any one-time costs associated with acquisitions in the current or prior year period.

Development Services

Operating loss	$(10,730)	$—
Amortization expense related to incentive fees acquired	1,241	—

Operating loss, as adjusted	$(9,489)	$—

EBITDA for segments is calculated as follows (dollars in thousands):

	Three Months Ended March 31,
	2007	2006

Americas
Net (loss) income	$(23,418)	$24,941
Add:
Depreciation and amortization	19,071	7,846
Interest expense	41,084	12,437
(Benefit) provision for income taxes	(24,898)	12,526
Less:
Interest income	4,690	3,196

EBITDA	$7,149	$54,554

EMEA
Net income	$24,326	$8,852
Add:
Depreciation and amortization	2,949	5,658
Interest expense	79	217
Provision for income taxes	15,153	5,047
Less:
Interest income	5,741	358

EBITDA	$36,766	$19,416

Asia Pacific
Net income (loss)	$3,332	$(988)
Add:
Depreciation and amortization	1,432	929
Interest expense	611	711
Provision for income taxes	4,215	1,485
Less:
Interest income	92	39

EBITDA	$9,498	$2,098

Global Investment Management
Net income	$16,497	$4,105
Add:
Depreciation and amortization	620	497
Interest expense	895	573
Provision for income taxes	21,196	1,426
Less:
Interest income	274	—

EBITDA	$38,934	$6,601

Development Services
Net loss	$(8,760)	$—
Add:
Depreciation and amortization	3,296	—
Interest expense	4,025	—
Benefit for income taxes	(5,669)	—
Less:
Interest income	928	—

EBITDA	$(8,036)	$—

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	March 31,	December 31,
	2007	2006
Assets:
Cash and cash equivalents	$346,348	$244,476
Restricted cash	88,963	212,938
Receivables, net	777,478	880,809
Warehouse receivable(1)	27,150	103,992
Trading securities	1,619	355,503
Real estate assets(2)	523,668	461,823
Goodwill and other intangibles, net	2,630,504	2,629,425
Investments in and advances to unconsolidated subsidiaries	229,733	227,799
Deferred compensation assets	229,822	203,271
Other assets, net	764,140	624,595
Total assets	$5,619,425	$5,944,631
Liabilities:
Current liabilities, excluding debt	$1,084,872	$1,587,120
Warehouse line of credit(1)	27,150	103,992
Revolving credit facility	41,036	—
Senior secured term loans	2,070,250	2,073,000
9¾% senior notes	3,310	3,310
Other debt	17,412	24,415
Notes payable on real estate(3)	385,967	347,033
Deferred compensation liability	238,960	225,179
Other long-term liabilities	476,635	320,805
Total liabilities	4,345,592	4,684,854

Minority interest	74,954	78,136

Stockholders’ equity	1,198,879	1,181,641
Total liabilities and stockholders’ equity	$5,619,425	$5,944,631

(1)          Represents Freddie Mac loan receivables, which are offset by the related non-recourse warehouse line of credit facility.

(2)          Includes real estate and other assets held for sale, real estate under development and real estate held for investment.

(3)          Represents notes payable on real estate in Development Services of which $17.0 million and $17.4 million are recourse to the Company as of March 31, 2007 and December 31, 2006, respectively.